ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-277211

Dated February 4, 2025

HSBC USA Inc. Market Linked Notes

Linked to the S&P 500® Index due on or about February 20, 2032

Investment Description

These Market Linked Notes (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the S&P 500® Index (the “Underlying Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Index Return is greater than zero, HSBC will repay a return equal to 100% of the Underlying Index Return, subject to a Maximum Gain of [78.00%-85.00%] (to be determined on the Trade Date). If the Underlying Index Return is zero or negative, HSBC will pay you the Principal Amount at maturity. In no event will the payment at maturity be less than the Minimum Payment of 100% of the Principal Amount. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may receive little or no return on your investment in the Securities. The stated payout, including the Minimum Payment, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑ Growth Potential: The payment at maturity on the Securities will depend on the Underlying Index Return. If the Underlying Index Return is positive, investors will participate in that positive return, up to the Maximum Gain of [78.00%-85.00%] (to be determined on the Trade Date).

❑ No Downside Exposure at Maturity: If the Underlying Index Return is zero or less, HSBC pay you the Minimum Payment of the Principal Amount at maturity. The Minimum Payment applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	February 14, 2025
Settlement Date	February 20, 2025
Final Valuation Date[2]	February 17, 2032
Maturity Date[2]	February 20, 2032
[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
[2] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS and you may not receive any return on your securities. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Market Linked Notes linked to the S&P 500® Index. The Securities are subject to a predetermined Maximum Gain. The Initial Level and the Maximum Gain will be determined on the Trade Date.

Underlying Index	Initial Level	Maximum Gain	Minimum Payment	Participation Rate	CUSIP / ISIN
The S&P 500® Index	●	[78.00%-85.00%] (to be determined on the Trade Date)	100% of the Principal Amount	100%	40447C2J8 / US40447C2J82

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying Equity Index Underlying Supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the ”SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $910.00 and $960.00 per Security, which is expected to be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$1,000.00	$35.00	$965.00
Total	●	●	●

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Underlying Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

Equity index underlying supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 21, 2024 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 21, 2024.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of receiving little or no return on your investment.
♦	You believe the Underlying Index will appreciate over the term of the Securities.
♦	You do not seek unlimited return potential and are willing to invest in the Securities based on the Maximum Gain, which may limit your return at maturity. The actual Maximum Gain will be determined on the Trade Date.
♦	You would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).
♦	You understand and accept the risks associated with the Underlying Index.
♦	You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of receiving little or no return on your investment.
♦	You believe that the level of the Underlying Index will decline during the term of the Securities and is likely to close below its Initial Level on the Final Valuation Date.
♦	You seek unlimited return potential and are unwilling to invest in the Securities based on the Maximum Gain, which may limit your return at maturity. The actual Maximum Gain will be determined on the Trade Date.
♦	You would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).
♦	You do not understand or accept the risks associated with the Underlying Index.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Index, see “Information About the Underlying Index” in this document and the accompanying Equity Index Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc.
Issue Price	$1,000 per Security
Principal Amount	$1,000 per Security
Term	7 years
Trade Date[1]	February 14, 2025
Settlement Date[1]	February 20, 2025
Final Valuation Date[1]	February 17, 2032, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date[1]	February 20, 2032, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Underlying Index	The S&P 500® Index (Ticker: ”SPX”)
Minimum Payment	100% of the Principal Amount
Maximum Gain	[78.00%-85.00%]. The actual Maximum Gain will be determined on the Trade Date.
Participation Rate	100%
Payment at Maturity (per $1,000 Security)[2]

If the Underlying Index Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the lesser of:

a) $1,000 + ($1,000 × Underlying Index Return × Participation Rate); and

b) $1,000 + ($1,000 × Maximum Gain)

If the Underlying Index Return is less than or equal to zero, HSBC will pay you the $1,000 Principal Amount and you will not receive any return on your investment.

In no event will the payment at maturity be less than $1,000 per Security, subject to the credit risk of HSBC.

Underlying Index Return	Final Level – Initial Level Initial Level
Initial Level	The Official Closing Level of the Underlying Index on the Trade Date.
Final Level	The Official Closing Level of the Underlying Index on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP / ISIN	40447C2J8 / US40447C2J82
Estimated Initial Value	The Estimated Initial Value of the Securities is expected to be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. YOU MAY RECEIVE LITTLE OR NO RETURN ON YOUR INVESTMENT IN THE SECURITIES. Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Expected. In the event any change is made to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

The Initial Level is determined and the Maximum Gain is set.

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Underlying Index Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the lesser of:

a) $1,000 + ($1,000 × Underlying Index Return × Participation Rate); and

b) $1,000 + ($1,000 × Maximum Gain)

If the Underlying Index Return is less than or equal to zero, HSBC will pay you the $1,000 Principal Amount and you will not receive any return on your investment.

In no event will the payment at maturity be less than $1,000 per Security, subject to the credit risk of HSBC.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Structure or Features of the Securities

♦	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The return on the Securities at maturity is linked to the performance of the Underlying Index and depends on whether, and the extent to which, the Underlying Index Return is positive or negative. If the Underlying Return is less than or equal to 0%, HSBC will pay you only the principal amount of $1,000 for each Security you hold at maturity. Accordingly, the return on your investment in the Securities may be zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, if the Underlying Index does not appreciate sufficiently over the term of the Securities, the overall return on the Securities (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The Securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a return, if any, based on the performance of the Underlying Index.

♦	The appreciation on the Securities is limited by the Maximum Gain – You will not participate in any appreciation of the Underlying Index Return beyond the Maximum Gain. The Maximum Gain will be between 78.00% and 85.00%, to be determined on the Trade Date. You will not receive a return on the Securities greater than the Maximum Gain.

♦	The Minimum Payment Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Underlying Index Return is positive at that time. You can receive the full benefit of the Minimum Payment from HSBC only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Underlying Index at Any Time Other Than on the Final Valuation Date – The return on the Securities will be based on the Official Closing Level of the Underlying Index on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of the Underlying Index appreciates prior to the Final Valuation Date but then decreases as of that day to a level that is less than its Initial Level, the return on the Securities will be less, and may be significantly less, than it would have been had the Securities been linked to the level of the Underlying Index prior to such decrease. Although the actual level of the Underlying Index on the Maturity Date or at other times during the term of the Securities may be higher than the Official Closing Level of the Underlying Index on the Final Valuation Date, the return on the Securities will be based solely on the Official Closing Level of the Underlying Index on the Final Valuation Date.

Risk Relating to the Underlying Index

♦	Changes Affecting an Underlying Index — The policies of an Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of that Underlying Index. The policies of a sponsor with respect to the calculation of the relevant Underlying Index could also adversely affect the level of that Underlying Index. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Securities.

General Risk Factors

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Is Expected to Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any — The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 7 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Underlying Index Return excludes any cash dividend payments paid on its component stocks.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Underlying Index or the price of the stocks included in the Underlying Index, and therefore, the market value of the Securities.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the Underlying Index; the volatility of the Underlying Index; the dividend rate paid on stocks included in the Underlying Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks included in the Underlying Index or in futures, options, exchange-traded funds or other derivative products on stocks included in the Underlying Index, may adversely affect the market value of the stocks included in the Underlying Index, the level of the Underlying Index, and, therefore, the market value of your Securities.

♦	Tax Treatment – We intend to treat the Securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Securities, you agree to treat the Securities as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the Securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the Securities until maturity. For a discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “What Are the Tax Consequences of the Securities?” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Scenario Analysis and Examples at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Securities, which are indicated on the cover hereof. These examples do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions*:

Investment term:	7 years

Hypothetical Initial Level*:	1,000.00

Minimum Payment:	$1,000.00 (100.00% of the Principal Amount)

Hypothetical Maximum Gain*:	78.00% (the low end the of the Maximum Gain range of 78.00%-85.00%) (to be determined on the Trade Date)

Participation Rate:	100%

* The actual Initial Level and Maximum Gain for the Securities will be determined on the Trade Date.

Example 1— The level of the Underlying Index increases from an Initial Level of 1,000.00 to a Final Level of 2,000.00. The Underlying Index Return is greater than the hypothetical Maximum Gain and expressed as a formula:

Underlying Index Return = (2,000.00 – 1,000.00) / 1,000.00 = 100.00%

Payment at Maturity = Maximum Gain ($1,780)

Because the Underlying Index Return is greater than the hypothetical Maximum Gain, the Payment at Maturity is equal to the Maximum Gain of $1,780 per $1,000 Principal Amount of Securities, and the return on the Securities is 78.00%.

Example 2— The level of the Underlying Index increases from an Initial Level of 1,000.00 to a Final Level of 1,100.00. The Underlying Index Return is greater than zero but less than the hypothetical Maximum Gain and expressed as a formula:

Underlying Index Return = (1,100.00 – 1,000.00) / 1,000.00 = 10.00%

Payment at Maturity = $1,000 + ($1,000 × 10.00%) = $1,100

Because the Underlying Index Return is greater than zero but less than the hypothetical Maximum Gain, the Payment at Maturity per Security is equal to $1,100 per $1,000 Principal Amount of Securities, and the return on the Securities is 10.00%.

Example 3— The level of the Underlying Index decreases from an Initial Level of 1,000.00 to a Final Level of 500.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (500.00 – 1,000.00) / 1,000.00 = -50.00%

Payment at Maturity = Minimum Payment ($1,000)

Because the Underlying Index Return is zero or negative on the Final Valuation Date, the Securities will receive the Minimum Payment of $1,000 per $1,000 Principal Amount of Securities. Therefore, the return on the Securities is 0.00%.

If the Final Level is below its Initial Level on the Final Valuation Date, you will receive no return on your investment in the Securities.

Scenario Analysis – Hypothetical Payment at Maturity for each $1,000 Principal Amount of Securities.

Performance of the Underlying Index		Performance of the Securities
Hypothetical Final Level	Hypothetical Underlying Index Return(1)	Maximum Gain	Payment at Maturity	Return on Securities at Maturity(2)
2,000.00	100.00%	78.00%	$1,780.00	78.00%
1,800.00	80.00%	78.00%	$1,780.00	78.00%
1,780.00	78.00%	78.00%	$1,780.00	78.00%
1,700.00	70.00%	78.00%	$1,700.00	70.00%
1,600.00	60.00%	78.00%	$1,600.00	60.00%
1,400.00	40.00%	78.00%	$1,400.00	40.00%
1,200.00	20.00%	78.00%	$1,200.00	20.00%
1,100.00	10.00%	78.00%	$1,100.00	10.00%
1,050.00	5.00%	78.00%	$1,050.00	5.00%
1,000.00	0.00%	78.00%	$1,000.00	0.00%
950.00	-5.00%	78.00%	$1,000.00	0.00%
900.00	-10.00%	78.00%	$1,000.00	0.00%
800.00	-20.00%	78.00%	$1,000.00	0.00%
600.00	-40.00%	78.00%	$1,000.00	0.00%
400.00	-60.00%	78.00%	$1,000.00	0.00%
200.00	-80.00%	78.00%	$1,000.00	0.00%
0.00	-100.00%	78.00%	$1,000.00	0.00%

(1) The Underlying Index Return excludes cash dividend payments on the stocks included in the Underlying Index.

(2) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount Security to the purchase price of $1,000 per Security.

What Are the Tax Consequences of the Securities?

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. We intend to treat the Securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Securities, you agree to treat the Securities as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the Securities as contingent payment debt instruments. Assuming the Securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Securities until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes,” we have determined that the comparable yield of the Securities, solely for U.S. federal income tax purposes, will be [•]% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the comparable yield, we have determined that the projected payment schedule for Securities that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $[•] at maturity (the “Projected Payment”).

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Security for $1,000, and holds the Security until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Securities in each year:

Year	OID
2025	$[•]
2026	$[•]
2027	$[•]
2028	$[•]
2029	$[•]
2030	$[•]
2031	$[•]
2032	$[•]

However, the ordinary income reported in the taxable year the Securities mature will be adjusted to reflect the actual payment received at maturity. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 9th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Securities. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule provided herein is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Securities.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Security. We do not make any representation as to what such actual yield will be.

Upon a sale, exchange, or retirement of a Security prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the Security. A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary loss up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Payment at Maturity exceeds the Projected Payment, a U.S. holder must include such excess as interest income, or (ii) if the Projected Payment exceeds the actual Payment at Maturity, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Securities might differ materially and adversely from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

The S&P 500® Index

Description of the Underlying Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about the Underlying Index, see “The S&P 500® Index” on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Underlying Index

The following graph sets forth the historical performance of the Underlying Index based on the daily historical closing levels from January 31, 2015 to January 31, 2025, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Underlying Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Return. If a Market Disruption Event exists with respect to the Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.